                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /

     Check the appropriate box:
     /X/Preliminary Proxy Statement
     / /Definitive Proxy Statement
     / /Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
     / /Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Calypte Biomedical Corporation
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     /X/ No fee required.
     / /Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------
     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                     CALYPTE
                             BIOMEDICAL CORPORATION
                               1440 Fourth Street
                           Berkeley, California 94710
                              ____________ __, 1998
Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of Calypte Biomedical Corporation ("Calypte" or the "Company") on __________ __, 1998. The meeting will begin promptly at ____ local time, at the administrative offices of Calypte, located at 1265 Harbor Bay Parkway, Alameda, California.

         As of September 30, 1998, the Company had $3,329,000 in cash and cash equivalents for capital expenditures. As a result, the Board of Directors of the Company has authorized management of the Company to raise additional capital for the Company through the sale of equity securities of the Company. Although the Company has not entered into an agreement relating to such financing, the Board of Directors anticipates raising additional funds through an equity private placement which may consist of the sale of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), Preferred Stock, par value $0.001 per share (the "Preferred Stock"), convertible debt, warrants or a combination of the foregoing.

         The Board of Directors has authorized the management of the Company to raise up to $7 million through the sale of equity securities. Based on the closing price of the Common Stock on __________ and since equity securities sold in private placements are generally sold at a price which is at a discount to market price of the Company's securities, the Board of Directors believes that any such issuance will exceed 20% of the Company's capitalization.

         The Common Stock is quoted on the Nasdaq Smallcap Market ("Nasdaq"), and the Company is subject to the listing requirements of Nasdaq. Under Nasdaq's listing requirements, a listed company must receive stockholder approval before issuing equity securities equal or greater than 20% of its capitalization prior to such issuance. The Company believes that any such financing may result in the issuance of more than 20% of the Company's outstanding capital stock.

         At the Special Meeting you will be asked to consider and vote on a single proposal to approve the issuance of capital stock of the Company in connection with the sale of Common Stock of the Company, the sale of Preferred Stock, the sale of warrants to purchase Common Stock or Preferred Stock, the sale of convertible debt or a combination of any of the foregoing (the "Financing Proposal").

         The Company's Board of Directors has unanimously approved the Financing Proposal and unanimously recommends that you vote to approve the Financing Proposal.

         The official Notice of Special Meeting of Stockholders, Proxy Statement relating to the action to be taken by the Company's stockholders at the Special Meeting and a Proxy Card are included with this letter. The Proxy Statement more fully describes the Financing Proposal.

         Your vote is important. Whether or not you plan to attend the Special Meeting of Stockholders, I urge you to complete, sign and date the enclosed proxy card and return it in the accompanying envelope as soon as possible so that your stock may be represented at the meeting.

                                  Sincerely,

                                  William A. Boeger
                                  PRESIDENT & CHIEF EXECUTIVE OFFICER

                                     CALYPTE
                             BIOMEDICAL CORPORATION
                               1440 Fourth Street
                           Berkeley, California 94710

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ________ __, 1998

                                ________ __, 1998

         A Special Meeting of Stockholders (including any adjournments or postponements thereof) (the "Special Meeting") of Calypte Biomedical Corporation, a Delaware corporation (the "Company"), will be held at the administrative offices of Calypte Biomedical Corporation, 1265 Harbor Bay Parkway, Alameda, California 94502, on ________, _____________ __, 1998, at
_____ local time. At the Special Meeting, you will be asked to consider and vote on a single proposal to approve the issuance of capital stock of the Company in connection with the sale of Common Stock of the Company, par value $0.001 per share (the "Common Stock"), the sale of Preferred Stock of the Company, par value $0.001 per share (the "Preferred Stock"), the sale of warrants to purchase Common Stock or Preferred Stock, the sale of convertible debt or a combination of any of the foregoing (the "Financing Proposal"). The Financing Proposal is more fully described in the accompanying Proxy Statement. No other business will be transacted at the Special Meeting.

         Stockholders of record on October 26, 1998 will be eligible to vote at the Special Meeting. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the Special Meeting. The Financing Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present at the Special Meeting. To ensure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                                  By order of the Board of Directors,


                                  John J. DiPietro
                                  SECRETARY


-------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND
       RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO
                    POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                     CALYPTE
                             BIOMEDICAL CORPORATION
                               1440 Fourth Street
                           Berkeley, California 94710
                             -----------------------
                                 PROXY STATEMENT
                             -----------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Calypte Biomedical Corporation ("Calypte" or the "Company") for the Special Meeting of Stockholders (the "Special Meeting"), and any postponements or adjournments thereof, to be held at the administrative offices of Calypte, 1265 Harbor Bay Parkway, Alameda, California 94502, on ______, ________ __, 1998, at _____ local time.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

         The close of business on October 26, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company, par value $.001 per share (the "Common Stock"), entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, the Company had __________ shares of Common Stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of voting power of the Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Special Meeting except as otherwise provided by statute. Each holder of Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such stockholder, and stockholders shall not be entitled to cumulate their votes with respect to any matter submitted to a vote of the stockholders.

         Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

         The Company intends that this Proxy Statement and the accompanying form of proxy, which is being solicited by the Company, will be first sent or given to stockholders on or about ________________ _____, 1998.

         Every stockholder shall have the right to vote whether in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary of the Company. The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Special Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

         The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted for the proposed issuance of capital stock of the Company in connection with the sale of Common Stock, the sale of Preferred Stock of the Company, par value $0.001 per share (the "Preferred Stock"), the sale of warrants to purchase Common Stock or Preferred Stock, the sale of convertible debt or the combination of any of the foregoing (the "Financing Proposal").

         The approval of the Financing Proposal requires the affirmative vote of a majority of the stockholders voting on the Financing Proposal either in person or by proxy.

         The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitations may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. The Company may also hire a proxy solicitation firm to assist the Company in soliciting proxies for the Special Meeting and pay such proxy solicitation firm compensation consisting of between approximately $5,000 to $10,000. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of July 31, 1998 for
(i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the other executive officers of the Company who earned at least $100,000 in salary and bonus from his employment with the Company during fiscal 1997 and (iv) all directors and executive officers of the Company as a group.


                                                                        SHARES BENEFICIALLY
                                                                        -------------------
5% STOCKHOLDERS, DIRECTORS AND OFFICERS (1)                                     OWNED           % OF TOTAL
-------------------------------------------                                     -----           ----------
Otsuka Pharmaceutical Co., Ltd. (2)
  463-10 Kagsuno
  Kawauchi-cho
  Tokoshima Japan                                                             1,293,147              9.63%
Zafar Randawa, Ph.D. (2)                                                      1,293,147              9.63
H&Q Healthcare Investors
  50 Rowes Wharf-4th Floor
  Boston, MA 02110                                                              833,993              6.21
William A. Boeger (3)                                                           858,682              6.18
Howard B. Urnovitz, Ph.D. (4)                                                   436,200              3.19
John DiPietro (5)                                                                67,347              *
David Collins (6)                                                                62,249              *
Mark Novitch, M.D. (7)                                                           30,000              *
Julius Krevans, M.D. (8)                                                         15,000              *
Paul Freiman (9)                                                                 12,500              *
John P. Davis                                                                         0              0.00
All directors and executive officers as a group (9 persons)                   2,775,125             19.38%

------------------------------
*        Represents beneficial ownership of less than 1%.

(1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Calypte Biomedical Corporation, 1440 Fourth Street, Berkeley, California 94710.
(2) Dr. Randawa is a director of the Company and an affiliate of Otsuka Pharmaceutical Co., Ltd.
(3) Includes 154,276 shares subject to options exercisable within 60 days owned by entities affiliated with Quest Ventures of which Mr. Boeger is a partner. Also includes 325,000 shares subject to options exercisable within 60 days owned by Mr. Boeger.
(4)  Includes 266,000 shares subject to options exercisable within 60 days.
(5)  Includes 59,999 shares subject to options exercisable within 60 days.
(6)  Includes 47,249 shares subject to options exercisable within 60 days.
(7)  Includes 26,000 shares subject to options exercisable within 60 days.
(8)  Includes 6,000 shares subject to options exercisable within 60 days.
(9)  Includes 12,500 shares subject to options exercisable within 60 days.

                            UNAUDITED FINANCIAL DATA

         The accompanying unaudited consolidated condensed financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), and reflect all adjustments (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the Company's financial position as of June 30, 1998 and the results of its operations for the three and six months ended June 30, 1998 and 1997 and its cash flows for the six months ended June 30, 1998 and 1997. Interim results are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with the Company's audited consolidated financial statements for each of the years in the three year period ended December 31, 1997 included in Form 10-K filed with the SEC on March 25, 1998.

                  CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                               6/30/98                 12/31/97
                                                            -------------           -------------
                                                             (unaudited)
Current assets:
Cash and cash equivalents.........................           $    4,222              $    10,820
     Securities available for sale................                1,873                       --
     Accounts receivable..........................                  232                      133
     Inventories..................................                  603                      161
     Notes receivable - officers and employees....                  319                      239
     Note receivable - related party..............                  300                       --
     Other current assets.........................                  155                      150
                                                            -----------             ------------

         Total current assets.....................                7,704                   11,503

Property and equipment, net of accumulated
     depreciation of $3,083 at June 30, 1998 and
     $2,824 at December 31, 1997..................                1,140                    1,219
Other assets......................................                  212                      228
                                                            -----------             ------------
                                                            $     9,056              $    12,950
                                                            -----------             ------------
                                                            -----------             ------------

                       LIABILITIES, MANDATORILY REDEEMABLE
                    PREFERRED STOCK AND STOCKHOLDERS' EQUITY

                                                               6/30/98                 12/31/97
                                                            ---------------         ---------------
                                                             (unaudited)
Current liabilities:
     Accounts payable.............................          $       635             $        610
     Accrued expenses.............................                  781                      912
     Capital lease obligations - current portion..                  413                      479
     Deferred revenue.............................                  500                      585
                                                            -----------             ------------

              Total current liabilities...........                2,329                    2,586

Deferred rent obligation..........................                   34                       37
Capital lease obligations - long-term portion.....                  118                      282
                                                            -----------             ------------

              Total liabilities...................                2,481                    2,905

Mandatorily redeemable Series A preferred stock,
     $0.001 par value; no shares authorized, 100,000
     issued and outstanding; aggregate
     redemption and liquidation value of $1,000
     plus cumulative dividends....................
                                                                  2,036                    1,976

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.001 par value; 5,000,000
       shares authorized; no shares issued and
       outstanding................................                   --                       --
     Common Stock, $0.001 par value; 20,000,000
       shares authorized; 13,414,073 and
       13,198,781 shares issued and outstanding
       as of June 30, 1998 and December 31, 1997,
       respectively...............................                   13                       13
     Additional paid-in capital...................               56,958                   56,847
     Deferred compensation........................                 (335)                    (496)
     Accumulated deficit..........................              (52,097)                 (48,295)
                                                            -----------             ------------

              Total stockholders' equity..........                4,539                    8,069
                                                            -----------             ------------
                                                            -----------             ------------

                                                            $     9,056             $     12,950
                                                            -----------             ------------
                                                            -----------             ------------

                  CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                       Three Months
                                                                           Ended                   Six Months Ended
                                                                       June 30, 1998                   June 30,
                                                                    -------------------          --------------------
                                                                    1998           1997           1998           1997
                                                                    ----           ----           ----           ----
Revenues:
    Product sales .............................................   $    296       $    117       $    537       $    132
                                                                  --------       --------       --------       --------

      Total revenue ...........................................        296            117            537            132
                                                                  --------       --------       --------       --------

Operating expenses:
    Product costs .............................................        560            684          1,049          1,218
    Research and development costs ............................        938            984          1,728          2,142
    Selling, general and administrative costs .................      1,078            593          1,763          1,186
                                                                  --------       --------       --------       --------

      Total expenses ..........................................      2,576          2,261          4,540          4,546
                                                                  --------       --------       --------       --------

      Loss from operations ....................................     (2,280)        (2,144)        (4,003)        (4,414)

Interest income, interest expense and other income
                                                                        86             21            203             52
                                                                  --------       --------       --------       --------

    Loss before income taxes ..................................     (2,194)        (2,123)        (3,800)        (4,362)

Income taxes
                                                                        (2)            (2)            (2)            (2)
                                                                  --------       --------       --------       --------

    Net loss ..................................................     (2,196)        (2,125)        (3,802)        (4,364)

Less dividends on mandatorily redeemable Series A preferred
    stock .....................................................        (30)           (30)           (60)           (60)
                                                                  --------       --------       --------       --------

Net loss attributable to common stockholders ..................   $ (2,226)      $ (2,155)      $ (3,862)      $ (4,424)
                                                                  --------       --------       --------       --------
                                                                  --------       --------       --------       --------

Net loss per share attributable to common stockholders
    (basic and diluted) .......................................   $  (0.17)      $  (0.21)      $  (0.29)      $  (0.42)
                                                                  --------       --------       --------       --------
                                                                  --------       --------       --------       --------

Weighted average shares used to compute net loss per share
    attributable to common stockholders (basic and diluted)  ..     13,412         10,477         13,395         10,471
                                                                  --------       --------       --------       --------
                                                                  --------       --------       --------       --------

                  CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                       Six Months Ended June 30,
                                                                    ------------------------------
                                                                        1998               1997
                                                                        ----               ----
Cash flows from operating activities:
     Net loss .................................................      $ (3,802)          $ (4,364)
     Adjustments to reconcile net loss to net cash used in
         operating activities:
     Depreciation and amortization ............................           259                368
     Amortization of deferred compensation ....................           211                 94
     Forgiveness of note receivable from officer ..............            41                 --
     Changes in operating assets and liabilities:
       Accounts receivable ....................................           (99)               (56)
       Inventory ..............................................          (442)                66
       Other current assets ...................................            (5)              (158)
       Other assets ...........................................            16                 35
       Accounts payable, accrued expenses and deferred
           revenue ............................................          (191)               138
       Deferred rent obligation ...............................            (3)               (15)
                                                                     --------           --------

           Net cash used in operating activities ..............        (4,015)            (3,892)
                                                                     --------           --------

Cash flows from investing activities:
     Purchase of equipment, net ...............................          (180)               (75)
     Notes receivable from officers ...........................          (121)              (150)
     Loan to Pepgen ...........................................          (300)                --
     Purchase of securities available for sale ................        (1,873)                --
                                                                     --------           --------

                Net cash used in investing activities .........        (2,474)              (225)
                                                                     --------           --------

Cash flows from financing activities:
     Proceeds from sale of stock ..............................           121                 24
     Principal payments on capital lease obligations ..........          (230)              (255)
     Proceeds from notes payable ..............................            --                500
                                                                     --------           --------

                Net cash (used in) provided by financing
                   activities .................................          (109)               269
                                                                     --------           --------

Net decrease in cash and cash equivalents .....................        (6,598)            (3,848)

Cash and cash equivalents at beginning of period ..............        10,820              7,924
                                                                     --------           --------

Cash and cash equivalents at end of period ....................      $  4,222           $  4,076
                                                                     --------           --------
                                                                     --------           --------

Supplemental disclosure of cash flow activities:
     Cash paid for interest ...................................      $     67           $    103
     Cash paid for income taxes ...............................             2                  2
Supplemental disclosure of noncash activities:
       Dividends on mandatorily redeemable Series A preferred
       stock ..................................................            60                 60
     Deferred compensation attributable to stock grants .......            50                 37

                  CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997
                                   (UNAUDITED)


(1)  THE COMPANY AND BASIS OF PRESENTATION

         The Company was incorporated on November 11, 1989. The Company's primary activities are to sell its FDA-approved urine EIA screening test, perform research and development on new products and obtain FDA approval for its urine-based diagnostic tests. Prior to March 31, 1998, the Company was considered a development stage enterprise. On June 1, 1998, the Company announced that the U.S. Food and Drug Administration licensed the urine HIV-1 Western Blot test that confirms the presence of antibodies to Human Immunodeficiency Virus Type I (HIV-1) in urine samples. The new test is used on samples that are repeatedly reactive in the Company's HIV-1 urine antibody screening test. The new test completes the only available urine-based HIV test system. Accordingly, the Company ceased being a development stage enterprise.

         Certain information in footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the SEC. The data disclosed in these notes to consolidated financial statements for these periods is unaudited.


(2)  SIGNIFICANT ACCOUNTING POLICIES

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

         Basic net loss per share attributable to common stockholders has been computed using the weighted average number of common shares outstanding during each period presented. Diluted net loss per share attributable to common stockholders has been computed using the weighted average number of common shares and all dilutive potential common shares outstanding during each period presented. For the three and six months ended June 30, 1998 and 1997, the number of shares used in the calculation of all net loss per share amounts did not include common stock equivalents relating to outstanding stock options as they were antidilutive.

(3)  INVENTORIES

         Inventories are stated at the lower of cost or market and the cost is determined using the first-in, first-out method. Inventory as of June 30, 1998 and December 31, 1997 consisted of the following:


                                            6/30/98             12/31/97
                                        (in thousands)       (in thousands)
Raw Materials                                $   269                $   53
Work-in-Process                                   81                   103
Finished Goods                                   253                     5
                                        ------------         -------------

    Total Inventory                           $  603                $  161
                                        ------------         -------------
                                        ------------         -------------

(4)  NOTES RECEIVABLE - OFFICERS AND EMPLOYEES

         During May 1998, the loan to Dr. Urnovitz related to a Technology Rights Agreement was increased from $165,000 to $265,000 subject to the same terms of the initial loan agreement. The Technology Rights Agreement gives the Company the first right of refusal for an exclusive, worldwide license to practice, make or have made, use, sell, distribute and license to other any invention or discovery made by Dr. Urnovitz in exchange for a one-time cash payment and the payment of royalties.

(5)  NOTE RECEIVABLE - RELATED PARTY

         During January 1998, the Company loaned Pepgen Corporation, a related party of the Company, $250,000 at an effective interest rate of 10%. During June 1998, the Company loaned Pepgen an additional $50,000 under the same terms of the initial loan agreement, increasing the total amount due from Pepgen to $300,000. Subsequent to June 1998, the Company extended the due date on the loan to December 31, 1998.

(6)  SUBSEQUENT EVENT

         In July 1998, the loan to Dr. Urnovitz related to a Technology Rights Agreement was increased from $265,000 to $315,000 subject to the same terms of the initial loan agreement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" that relate to future plans, events or performance are forward-looking statements which involve risks and uncertainties. Actual results, events or performance may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

OVERVIEW

         The Company's efforts are primarily focused on selling, developing and obtaining approval for its urine-based diagnostic tests for sexually transmitted diseases. In August 1996, the Company received a product license and an establishment license from the U.S. Food and Drug Administration (the "FDA") to manufacture and sell the Company's urine-based HIV-1 screening test for use in professional laboratory settings. In June 1998, the Company announced that the FDA had licensed the urine HIV-1 Western Blot test that confirms the presence of antibodies to HIV-1 in urine samples. The new test is used on samples that are repeatedly reactive in the Company's HIV-1 urine antibody screening test. The new test completes the only available urine-based HIV test system. There can be no assurance that Calypte will have significant revenues from sales of the HIV-1 urine screening assay or the confirmatory test.

         The Company expects operating losses to continue as it continues its marketing and sales activities for its first FDA-approved product and conducts additional research and development for subsequent products. The Company's marketing strategy is to use distributors and focused direct selling and marketing partners to penetrate certain targeted domestic markets. The Company plans to maintain a small direct sales force to market the Company's urine-based HIV-1 test to major laboratories serving the life insurance, military, immigration and criminal justice markets. Other U.S. and international markets will be targeted utilizing diagnostic product distributors. The Company has limited experience in manufacturing, marketing or selling its products in commercial quantities. There can be no assurance that the Company's products will be successfully commercialized or that the Company will achieve significant product revenues. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future.

RESULTS OF OPERATIONS

The following represents selected financial data:

                                                                               (in thousands)
                                                              Three Months Ended              Six Months Ended
                                                                   June 30,                       June 30,
                                                           -----------------------       -----------------------
                                                               1998         1997             1998         1997
                                                               ----         ----             ----         ----
Total revenue......................................        $     296    $      117       $       537   $     132
                                                           ---------    ----------       -----------   ---------
Operating expenses:
      Product costs................................              560           684            1,049        1,218
      Research and development.....................              938           984            1,728        2,142
      Selling, general and administrative..........            1,078           593            1,763        1,186
                                                           ---------    ----------       ----------    ---------

         Total expenses............................            2,576         2,261            4,540        4,546
                                                           ---------    ----------       ----------    ---------

      Loss from operations.........................           (2,280)       (2,144)          (4,003)      (4,414)

Interest income, interest expense and other
  income...........................................               86            21              203           52

      Loss before income taxes.....................        $  (2,194)   $   (2,123)      $   (3,800)   $  (4,362)
                                                           ---------    ----------       -----------   ---------
                                                           ---------    ----------       -----------   ---------


THREE MONTHS ENDED JUNE 30, 1998 AND 1997

         In the second quarter of 1998, revenue increased $179,000 to $296,000 from $117,000 in the prior year's comparable period due to an increase in sales made primarily to laboratories for research and evaluation purposes.

         Product costs decreased 18% to $560,000 for the three months ended June 30, 1998 from $684,000 for the three months ended June 30, 1997. Product costs during the three months ended June 30, 1997 were higher because a greater quantity of product produced was expensed since it was not retained as saleable inventory. During the three months ended June 30, 1998, a greater quantity of product was valued as inventory (raw materials and finished goods) in anticipation of FDA approval of the confirmatory test for Calypte's HIV-1 urine screening test.

         Research and development expenses decreased 5% to $938,000 for the three months ended June 30, 1998 from $984,000 in the corresponding period of the prior year. The decrease was principally due to clinical investigations performed in the second quarter of 1997 for the additional data requested by the FDA in October, 1996 and the reduction in the use of regulatory consultants offset by research funding made to outside organizations.

         Selling, general and administrative expenses increased $485,000 or 82% to $1.1 million for the three months ended June 30, 1998 from $593,000 for the three months ended June 30, 1997. The increase was primarily related to the increase in the use of consultants related to various projects and increased marketing efforts related to the Company's HIV-1 urine screening test.

         Interest income, interest expense and other income increased $65,000 to $86,000 for the three months ended June 30, 1998 from $21,000 for the three months ended June 30, 1997. The increase was primarily due to the interest earned from Private Placement proceeds and the decrease in interest paid for capital leases.

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

         Revenue increased $405,000 to $537,000 for the six month period ended June 30, 1998 as compared to $132,000 in the corresponding period of the prior year due to an increase in sales made primarily to laboratories for research and evaluation purposes.

         Product costs decreased $169,000 to $1.0 million for the six month period ended June 30, 1998 from $1.2 million for the six months ended June 30, 1997. Product costs during the six months ended June 30, 1997 were higher because a greater quantity of product produced was expensed since it was not retained as salable inventory. During the six months ended June 30, 1998, a greater quantity of product was valued as inventory (raw materials and finished goods) in anticipation of FDA approval of the confirmatory test for Calypte's HIV-1 urine screening test.

         Research and development expenses decreased 19% to $1.7 million for the six months ended June 30, 1998 from $2.1 million in the corresponding period of the prior year. The decrease was principally due to clinical investigations performed in 1997 for the additional data requested by the FDA in October, 1996 and the reduction in the use of regulatory consultants offset by research funding made to outside organizations.

         Selling, general and administrative expenses increased $577,000 or 49% to $1.8 million for the six months ended June 30, 1998 from $1.2 million for the six months ended June 30, 1997. The increase was primarily related to the increase in the use of consultants related to various projects and increased marketing efforts related to the Company's HIV-1 urine screening test.

         Interest income, interest expense and other income increased $151,000 to $203,000 for the six months ended June 30, 1998 from $52,000 for the six months ended June 30, 1997. The increase was primarily due to the interest earned from Private Placement proceeds and the decrease in interest paid for capital leases.

LIQUIDITY AND CAPITAL RESOURCES

FINANCING ACTIVITIES

         The Company has financed operations primarily through the private placement of preferred stock and common stock, the Company's Initial Public Offering (the "IPO") of common stock and, to a lesser extent, from payments related to research and development agreements, a bank line of credit, equipment lease financings and borrowings from notes payable.

         During 1996, the Company completed its IPO of 2,536,259 shares of its Common Stock at $6.00 per share. After deducting underwriters' discounts and commissions and additional expenses associated with the IPO, the Company received net proceeds of $13.2 million.

         In October 1997, the Company completed a private placement of 2,600,999 shares of its Common Stock at $4.25 per share. The Company received net proceeds of approximately $10.2 million after deducting placement agent commissions and additional expenses associated with the private placement.

         Although the Company believes current cash will be sufficient to meet the Company's operating expenses and capital requirements through December 31, 1998, the Company's future liquidity and capital requirements will depend on a number of factors, including market acceptance of its products, regulatory actions by the FDA and other international regulatory bodies, and intellectual property protection.

         There can be no assurance that the Company's products will be successfully commercialized or that the Company will achieve significant product revenue. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future. There can be no assurance that the Company will not be required to raise additional capital or that such capital will be available on acceptable terms, if at all.

OPERATING ACTIVITIES

         For the six months ended June 30, 1998 and June 30, 1997, the Company's cash used in operations was $4.0 million and $3.9 million, respectively. The cash used in operations was primarily for inventory, marketing the complete urine-based HIV-1 testing system, funding research and development, manufacturing, selling, general and administrative expenses of the Company.

                               FINANCING PROPOSAL

         The Board unanimously adopted, subject to stockholder approval, the Financing Proposal and is requesting stockholder approval of the Financing Proposal.

DESCRIPTION OF THE PROPOSAL

         As of September 30, 1998 the Company had $3,329,000 in cash and cash equivalents for capital expenditures. As a result, the Board of Directors of the Company has authorized management of the Company to raise additional capital for the Company through the sale of equity securities of the Company. The Company believes it is prudent to raise approximately $5 to $7 million through the sale of equity securities of the Company. Although the Company has not entered into an agreement relating to such financing, the Board of Directors anticipates raising funds through an equity private placement which may consist of the sale of the Company's Common Stock, Preferred Stock, convertible debt, warrants or a combination of the foregoing.

         The Board of Directors has authorized the management of the Company to raise up to $7 million through the sale of equity securities. Based on the closing price of the Common Stock on __________ ___, 1998 and since equity securities sold in private placements are generally sold at a price which is at a discount to market price of the Company's securities, the Board of Directors believes that any such issuance will exceed 20% of the Company's capitalization.

         The Common Stock is quoted on the Nasdaq Smallcap Market ("Nasdaq"), and the Company is subject to the listing requirements of Nasdaq. Under Nasdaq's listing requirements, a listed company must receive stockholder approval before issuing equity securities equal or greater than 20% of its capitalization prior to such issuance. The Company believes that any such financing may result in the issuance of more than 20% of the Company's outstanding capital stock.

         Upon obtaining stockholder approval of the Financing Proposal, the vote of security holders will not be solicited to approve the method of the issuance.

APPROVAL REQUIRED

         Approval of the Financing Proposal requires the affirmative vote of a majority of the stockholders voting on the Financing Proposal either in person or by proxy.

THE BOARD RECOMMENDS A VOTE FOR THE PROPOSED FINANCING PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         In connection with the Financing Proposal, the Company may issue up to $7 million in the aggregate of Common Stock, Preferred Stock, convertible debt or warrants to purchase Common Stock or Preferred Stock or any combination of the foregoing, each on terms to be determined at the time of sale. The convertible debt may be exchangeable or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock.

COMMON STOCK

         The Company has authority to issue 30,000,000 shares of Common Stock. As of October 26, 1998, there were approximately ________ shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights. Subject to the preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board in its discretion from funds legally available therefor. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and any Common Stock which will be outstanding should the Board determine to issue Common Stock in connection with the Financing Proposal will be, validly, issued, fully paid and nonassessable.

PREFERRED STOCK

         The Company has authority to issue up to 5,000,000 shares of Preferred Stock. As of October 26, 1998, there were no shares of Preferred Stock outstanding. Under the Company's Restated Certificate of Incorporation, the Board has authority to cause the Company to issue up to 5,000,000 shares of Preferred Stock in one or more series and to determine the rights, preferences, privileges and restrictions of the Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. If the Board exercises its authority to issue Preferred Stock, such issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, this could have the effect of decreasing the market price of Common Stock. The Preferred Stock which will be outstanding should the Board determine to issue Preferred Stock in connection with the Financing Proposal will be, validly, issued, fully paid and nonassessable.

                                  OTHER MATTERS

INDEPENDENT AUDITORS

         Representatives from KPMG Peat Marwick LLP are expected to be at the Special Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions raised during the meeting.

STOCKHOLDER PROPOSALS FOR 1999

         Under the rules of the SEC, stockholder proposals submitted for next year's Proxy Statement must be received by the Company no later than the close of business on May 17, 1999, to be considered. Proposals should be addressed to John J. DiPietro, Secretary, Calypte Biomedical Corporation, 1440 Fourth Street, Berkeley, California 94710.

OTHER INFORMATION

         The only business to be conducted and acted upon at the Special Meeting is the approval of the Financing Proposal.

                     INCORPORATION OF DOCUMENT BY REFERENCE

         The following document previously filed with the SEC by the Company pursuant to the Securities Exchange Act of 1934, as amended, is incorporated herein by reference in this Proxy Statement:

         The Company's 1997 Annual Report provided to the stockholders of the Company together with this Proxy Statement.

                               By order of the Board of Directors,

                               John J. DiPietro
                               SECRETARY

                               Berkeley, California
                               ___________, 1998

                           CALYPTE BIOMEDICAL CORPORATION
                                 1440 FOURTH STREET
                             BERKELEY, CALIFORNIA 94710

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints WILLIAM A. BOEGER and JOHN J. DiPIETRO, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of Calypte Biomedical Corporation which the undersigned is entitled to vote at the special meeting of stockholders of Calypte Biomedical Corporation to be held at 1265 Harbor Bay Parkway, Alameda, California 94502 on______________,________, at _______ local time, and at any adjournments or postponements thereof, with all powers that the undersigned would have if personally present thereat:



                             (CONTINUED ON OTHER SIDE)

This proxy when properly executed will be voted in the     /X/ Please mark your
manner directed herein by the undersigned stockholder.         votes as this
(IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
THE FINANCING PROPOSAL.)


Financing Proposal.  Proposal to approve        FOR       AGAINST      ABSTAIN
the issuance of capital stock of Calypte        / /         / /          / /
Biomedical Corporation.  The Board of
Directors recommends a vote FOR.



                                   Dated:                               , 1998
                                          ------------------------------

                                   -------------------------------------------
                                   Signature of Stockholder


                                   -------------------------------------------
                                   Signature if held jointly

                                   Please sign exactly as name appears above.
                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a Corporation, please sign in full corporate name by President or other authorized person.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                      ENVELOPE.